Exhibit 99.1

American Spectrum Realty Enters Settlement Agreement with Dunham & Associates

HOUSTON--(BUSINESS WIRE)--June 16, 2014--American Spectrum Realty, Inc. (NYSE/MKT: AQQ) – a real estate investment management and leasing company – today announced the settlement of an action filed by American Spectrum in the District Court of Harris County, Texas, entitled American Spectrum et. al. v. Dunham & Associates Holdings, Inc. et. al., Case No. 2014-24363.

The Settlement Agreement entered into between American Spectrum and its affiliates and Dunham & Associates Holdings and its affiliates provides for the repurchase by the Dunham entities from the American Spectrum entities of fourteen properties (collectively, the "Properties") previously transferred by the Dunham entities pursuant to a Contribution Agreement between American Spectrum and Dunham. The parties valued the Properties at an aggregate value of $55,531,000.00 and the Dunham entities assumed debt on the Properties in an aggregate amount $8,119,799.00. In consideration for the transfer of the Properties, the Dunham entities surrendered to American Spectrum shares of American Spectrum 8% Cumulative Preferred Stock, Series B (the "Series B Preferred"), with an aggregate liquidation preference of $47,411,201.00, which amount is equal to the net contribution value at which the Properties were originally contributed to American Spectrum.

Concurrent with the repurchase of the Properties, the parties agreed to amend the charter documents of American Spectrum to modify the rights, preferences and privileges of the Series B Preferred, the class of equity security retained by Dunham. In addition, American Spectrum and the Dunham entities modified a loan arrangement between American Spectrum and the Dunham entities to eliminate the obligation of Dunham to make or arrange additional loans to American Spectrum. Pursuant to this loan arrangement, Dunham previously advanced $3,000,000.00 to the American Spectrum entities on January 3, 2014. The obligation remains outstanding.

ABOUT AMERICAN SPECTRUM REALTY, INC.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interests in office, industrial, retail, self-storage, RV parks, retail, multi-family properties and undeveloped land throughout the United States. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients totaling 10 million square feet in multiple states. Website: www.americanspectrumrealty.com

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
James Hurn, (713) 706-6200
General Counsel
jhurn@americanspectrum.com